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                                                                    EXHIBIT 16.1

                 [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

July 21, 2000


Commissioners:

We have read the statement made by ValiCert, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 304(a) of Regulation S-K as part of the Company's Form S-1 report dated July 21, 2000. We agree with the statements concerning our Firm in such Form S-1.

Very truly yours,

/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP



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21 July 2000

Extract from Amendment No. 3 to Form S-1 as filed on July 21, 2000 Statements made by ValiCert, Inc. in connection with Change of Accountants.

On October 15, 1999, PricewaterhouseCoopers LLP resigned as our independent accountants. We subsequently appointed Deloitte & Touche LLP as our independent auditors. Our decision to change independent auditors was approved by our board of directors. There were no disagreements with the former accountants during the fiscal years ended December 31, 1997 and 1998 or during any subsequent interim period preceding their replacement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the disagreement in their reports. The former independent accountants issued an unqualified report on the financial statements as of and for the years ended December 31, 1997 and 1998. We did not consult with Deloitte & Touche LLP on any accounting or financial reporting matters in the periods before their appointment.